Exhibit 4

PURCHASE AGREEMENT

This Purchase Agreement (“Agreement”) is by and between the THEODORE D. TAPLIN REVOCABLE TRUST (“Seller” or “Trust”) and BRITTON T TAPLIN REVOCABLE TRUST, and THE SANDY TRUST u/a dated 7-24-1998 (f/b/o FRANK F. TAPLIN) (each a “Buyer” and collectively, “Buyers”).

Seller owns a 0.43% membership interest (such interest, the “LLC Interest”) in Abigail II, LLC, a Colorado limited liability company (“LLC”).

Seller desires to sell the entirety of its LLC Interest to Buyers and Buyers desire to purchase that part of the LLC Interest in equal proportions, at the current fair market value of each such separate interest, as set forth herein; and Seller wishes to fully divest itself of and retain no interest in the LLC Interest to be purchased by Buyers.

The parties hereby enter into this Agreement to set forth their mutual promises and understandings.

ARTICLE I

PURCHASE TERMS

Section 1.1 Purchase Price. Seller shall sell and Buyers shall each purchase the following percentage amounts of the LLC (collectively, the “Purchased Interests”) from the for a price equal the fair market value of such percentage amounts (the “Purchase Price”), as follows:

Buyer	Purchased Interest	Purchase Price
Britton T. Taplin Revocable Trust The Sandy Trust (f/b/o Frank F. Taplin)	0.215% 0.215%	The Purchase Price of each Purchased Interest shall be equal to 0.157% of the fair market value of the LLC’s assets as of November 11, 2020.

Section 1.2 Payment. The Purchase Price shall be paid by each Buyer in cash, by wire transfer of immediately available funds, to an account designated by Seller in a separate writing.

ARTICLE II

WAIVER OF LLC SALE AND TRANSFER RESTRICTIONS

The LLC operating agreement provides in Section 9.2 that any transfer of a membership interest requires the consent of all other Members, and in Section 9.4 that a sale of an ownership interest from one LLC member to another LLC member cannot be made without first offering such interest to the non-selling members. The parties hereto and, by its consent below, the Thomas E. Taplin Marital Trust waive the provisions of Sections 9.2 and 9.4 of the LLC operating agreement as well as any other provision of the LLC operating agreement that might restrict or affect the sale and purchase under this Agreement.

ARTICLE III

TRANSFER OF LLC INTERESTS

Section 3.1 Closing. The term “closing” shall refer to both the date and time of the sale, purchase, and deliveries required to consummate the transactions contemplated by this Agreement. The closing shall occur at the time, or as soon as possible after (but as of the date that) this Agreement has been executed by all of the parties. The closing shall take place at such date, time, and place as Seller determines, with notice to the trustees of each Buyer.

Section 3.2 Assignment. At closing, an Assignment from the Seller to the Buyers shall be executed by the Seller; and a signed original of such document shall be and delivered to each Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Seller. Seller makes the following representations and warranties, to the best of Seller’s knowledge and understanding, each of which are being relied on by each Buyer.

A. Title. Seller is the sole owner of the LLC membership interests purchased pursuant to this Agreement, and all such interests have been validly issued and are fully paid and nonassessable. No other person or entity has any claim on or right to receive any of such membership interests, and Seller has the full right to convey good and unencumbered title to each Buyer.

B. No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated will result in any violation of or be in conflict with any contract or other instrument to which Seller is a party, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

Section 4.2 Representations and Warranties of Each Buyer: Each Buyer makes the following representations and warranties, to the best of such Buyer’s knowledge and understanding, each of which are being relied on by each Seller.

A. Familiarity with LLC. Buyer is familiar with the general nature of the activities carried on by the LLC.

B. No Breach of Statute or Contract. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated will result in any violation of or be in conflict with any contract or other instrument to which Seller is a party, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

ARTICLE V

INDEMNIFICATION

Each party shall hold harmless and indemnify the others from and against any loss, liability, damage or expense suffered or incurred by others because of any misrepresentation or breach of representation, warranty, agreement or undertaking contained in this Agreement, or because of any breach of covenant committed by the party. This indemnification shall include, but not be limited to, all reasonable costs and expenses (including reasonable attorney’s fees) incurred by the others in connection with any action, suit, proceeding, claim, assessment, arbitration proceeding or judgment resulting from any such false representation or warranty or from such breach.

ARTICLE VI

GENERAL MATTERS

Section 6.1 Colorado Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Colorado.

Section 6.2 Binding Effect. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors or assigns. The parties agree to do any and all things necessary to effectuate the purposes of this Agreement.

Section 6.3 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained in this Agreement shall survive the closing.

Section 6.4 Amendment. This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by all of the parties to this Agreement.

Section 6.5 Entire Agreement. This Agreement constitutes the entire Agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior or contemporaneous understandings, negotiations or discussions, whether oral or written.

Section 6.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall together constitute one and the same instrument. Signatures transmitted by facsimile or electronic transmission shall be binding as if they were original signatures.

The parties hereby execute this Agreement on the date(s) set forth below, effective on the last date signed:

SELLER:

THEODORE D. TAPLIN REVOCABLE TRUST

By:	/s/ Britton T Taplin	11-12-20
	BRITTON T. TAPLIN, Trustee	Date

BUYERS:

BRITTON T. TAPLIN REVOCABLE TRUST

By:	/s/ Britton T. Taplin	11-12-20
	BRITTON T. TAPLIN, Co-Trustee	Date

By:	PNC BANK, N.A., Co-Trustee

By	/s/ Michael A. Simmons	11-20-20
	Name: Michael A. Simmons	Date
Title: Vice President

THE SANDY TRUST u/a dated 7-24-1998

By:	/s/ Frank F. Taplin	11-13-20
	FRANK F. TAPLIN, Trustee	Date

CONSENT

The Thomas E. Taplin Marital Trust, through its undersigned co-trustees, hereby consents to the sale and transfer of interests provided under the foregoing agreement and waives any restrictions on or requirements for such sale under Sections 9.2 or 9.4 of the Abigail II LLC Operating Agreement.

THEODORE D. TAPLIN REVOCABLE TRUST

By:	/s/ Beatrice B. Taplin		11-12-20
	BEATRICE B. TAPLIN, Co-Trustee		Date

By:	PNC BANK, N.A., Co-Trustee

	By:	/s/ Michael A. Simmons	11-20-20
		Name: Michael A. Simmons	Date
Title: Vice President